EXHIBIT 10.7


                            IMPERIAL INDUSTRIES, INC.

                           DEFERRED COMPENSATION PLAN

             _______________________________________________________


         THIS IMPERIAL INDUSTRIES, INC. DEFERRED COMPENSATION PLAN is made effective as of May 15, 2005, by Imperial Industries, Inc., a corporation duly organized and existing under the laws of the State of Delaware.

                                    RECITALS:
                                    ---------

         WHEREAS, the Company desires to provide certain deferred compensation benefits for certain of its executives, the payment of which would be deferred and paid in accordance with the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby adopts this Plan pursuant to the following terms and provisions.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 "ACCOUNTING DATE" means the last day of the Plan Year, each day that the New York Stock Exchange is open for business, and such other date or dates as the Committee may designate from time to time as an Accounting Date.

         1.2 "BENEFICIARY" means the person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive payment of the Participant's Account after the Participant's death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with the Participant, then the Beneficiary shall be, in the following order of preference:

                 (a) the Participant's surviving spouse, or

                 (b) the Participant's estate.

         1.3   "BOARD" means the Board of Directors of the Company.

         1.4 "CAUSE" means (a) an action or omission of the Participant which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties for the Company or a Related Entity which is not cured within fifteen

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(15) days after receipt by the Participant of written notice of same, (b) fraud, embezzlement, misappropriation of funds or breach of trust in connection with the Participant's services for the Company or a Related Entity, (c) a conviction of any crime which involves dishonesty or a breach of trust, or (d) gross negligence in connection with the performance of the Participant's services for the Company or a Related Entity, which is not cured within fifteen (15) days after receipt by the Participant of written notice of same.

         1.5   "CHANGE IN CONTROL" means any of the following:

                 (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the Common Stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the Common Stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (a);

                 (b) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

                 (c) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 1.5(c), "gross fair market value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, if and to the extent required to comply with the requirements of Section 409A of the Code, a distribution may not be made under the Plan on account of a Change in Control under this Section 1.5(c) if it constitutes any of the following:

                     (i) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

                    (ii) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

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                    (iii) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

                    (iv) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

         1.6 "CODE" means the Internal Revenue Code of 1986, as amended, and successor tax laws.

         1.7 "COMMITTEE" means the Compensation Committee of the Board, as it shall be comprised from time to time.

         1.8 "COMPANY" means Imperial Industries, Inc., a Delaware corporation, its successors and assigns.

         1.9 "CONSULTANT" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

         1.10 "CONTINUOUS SERVICE" means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (a) any approved leave of absence,
(b) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (c) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

         1.11 "DIRECTOR" means a member of the Board or the board of directors of any Related Entity.

         1.12  "DISABLED" or "DISABILITY" means any of the following:

                 (a) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

                 (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Company.

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         1.13  "ELIGIBLE PERSON" shall mean S. Daniel Ponce, Howard L. Ehler,
Jr., and such other executives and Directors of the Employer as the Committee shall designate from time to time. The Committee shall not designate an Employee as an Eligible Person unless he or she is deemed to be among a select group of management or highly compensated employees of the Employer within the meaning of
Section 201(2) of ERISA.

         1.14 "EMPLOYEE" means any person, including an officer who is a common law employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

         1.15 "EMPLOYER" means the Company and any Related Entity that adopts the Plan with the consent of the Company.

         1.16 "EMPLOYER CONTRIBUTIONS" means the contributions made by the Employer that are credited to the Participant's Account in accordance with
Section 3.1 hereof.

         1.17 "ENTRY DATE" means May 15, 2005, and the first day of each calendar year thereafter.

         1.18 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor laws.

         1.19 "GOOD REASON" means (a) the assignment to the Participant of any duties inconsistent in any material respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities with the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a diminution in such position, authority, duties or responsibilities, [excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Related Entity promptly after receipt of notice thereof given by the Participant]; (b) any failure by the Company or a Related Entity to pay to the Participant his or her remuneration including, without limitation, base salary, bonuses, fees and/or other incentive compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or Related Entity promptly after receipt of notice thereof given by the Participant; (c) the Company's or Related Entity's requiring the Participant to be based at any office or location more than 30 miles away from the Participant's principal office at the applicable time (or in the case of S. Daniel Ponce, requiring him to be based at any specific office or location), except for travel reasonably required in the performance of the Participant's responsibilities; or (d) any purported termination by the Company or a Related Entity of the Participant's Continuous Service otherwise than for Cause. For purposes of this Plan, any good faith determination of "Good Reason" made by the Committee shall be binding and conclusive on all interested parties.

         1.20 "INVESTMENT FUNDS" means those investment options that shall from time to time be made available as investment options under the Trust.

         1.21 "KEY EMPLOYEE" means any Participant who is a Key Employee within the meaning of Section 416(i) of the Code, of any Employer whose stock is publicly traded on an established securities market or otherwise.


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         1.22  "LEAVE OF ABSENCE" means any absence authorized by the Employer that employs the Participant under its standard personnel practices.

         1.23 "PARTICIPANT" means an Eligible Person who becomes a Participant pursuant to Section 2.1 of this Plan.

         1.24 "PARTICIPANT'S ACCOUNT" means the account maintained under the Plan for a Participant that is credited with Employer Contributions in accordance with Section 3.1 hereof. Participant's In-Service Accounts (if any) maintained under the Plan in accordance with the provisions of the Plan for each Participant.

         1.25 "PLAN" means the Imperial Industries, Inc. Deferred Compensation Plan, as herein set forth and as it may be amended from time to time.

         1.26 "PLAN YEAR" means, with respect to the first Plan Year, the period from May 15, 2005 through December 31, 2005. With respect to each Plan Year thereafter, each twelve (12) month period that begins January 1 and ends December 31.

         1.27 "RELATED ENTITY" means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

         1.28 "SEPARATION FROM SERVICE" means the earliest date on which a Participant has incurred a separation from service, within the meaning of
Section 409A(a)(2) of the Code, with the Employer.

         1.29 "SUBSIDIARY" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

         1.30 "TRUST" means the Imperial Industries, Inc. Deferred Compensation Plan Trust created pursuant to the Trust Agreement dated as of May 15, 2005 between the Company and the Compensation Committee of the Board of Directors, as trustee, as amended from time to time.

         1.31 "TRUSTEE" means the person or entity that shall from time to time be serving as the Trustee of the Trust.


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                                    ARTICLE 2

                                   ELIGIBILITY

         2.1   Determining Eligibility.

               (a) Only Eligible Persons may become Participants in the Plan.

               (b) An Eligible Person shall become a Participant on the Entry Date coincident with or immediately following the date on which he or she becomes an Eligible Person, or such later Entry Date as the Committee may determine.

                                    ARTICLE 3

                                  CONTRIBUTIONS

         3.1   Employer Contributions.

               (a) General.

                   (i) On May 15, 2005, $45,000 shall be credited to the Participant's Accounts of S. Daniel Ponce and Howard L. Ehler, Jr., respectively. On each of November 15, 2005, May 15, 2006, November 15, 2006, May 15, 2007, November 15, 2007, May 15, 2008 and November 15, 2008, respectively, an additional $15,000 shall be credited to the Participant's Accounts of each of
S. Daniel Ponce and Howard L. Ehler, Jr., provided that each of the foregoing Employer Contributions only shall be credited to the Participant's Accounts of each of the foregoing Participants if he is eligible to be credited with an Employer Contribution on that date pursuant to paragraph (b) of this Section 3.1.

                   (ii) A Participant shall not be eligible to have an Employer Contribution made on his behalf pursuant to this Section 3.1(a) unless one of the following events occurs:

                        (1) the Participant's Continuous Service had not terminated on or before the date on which the Employer Contribution is to be credited; or

                        (2) the Participant's Continuous Service terminated on or before the date on which the Employer Contribution is to be credited and such termination was by the Employer without Cause, by the Participant for Good Reason, or as a result of the Participant's death or Disability; or

                        (3) a Change in Control has occurred on or before the date on which the Employer Contribution is to be credited.

               (b) Additional Contributions. The Company may, in its discretion, make additional Employer Contributions on behalf of S. Daniel Ponce and/or Howard L. Ehler, Jr., and/or on behalf of any other Eligible Person, in such amounts, at such times, and subject to such terms and conditions, not inconsistent with the provisions of this Plan, as the Board shall determine.

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                                    ARTICLE 4

                                     VESTING

         4.1 All Accounts. A Participant's interest in all of his or her Participant's Account shall be fully vested and nonforfeitable at all times.

                                    ARTICLE 5

                       VALUATION OF PARTICIPANT'S ACCOUNTS

         5.1 Account Value. Each Participant's Account shall be treated as if it were actually invested in the Investment Funds selected by the Participant in such manner and at such times as shall be determined by the Committee and in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee. Participants may change their Investment Fund selections at such times and in such manner as shall be prescribed by the Committee.

         5.2 Contributions to Trust. Amounts credited to a Participant's Account for any Plan Year shall be contributed by the Employer to the Trust as soon as practicable (but in no more than (30) days) after the date as of which they are credited to the Participant's Account.

                                    ARTICLE 6

                                  DISTRIBUTIONS

         6.1   Timing of Distributions.

               (a) General. A Participant's Account shall be distributed commencing on or as soon as administratively practicable after the earlier of
(i) the fourth anniversary of the date on which the Participant commenced participation in the Plan, and, (ii) first day of the month immediately following the date of the Participant's Separation from Service or termination of employment with the Employer by reason of the Participant's death or Disability.

               (b) Election to Defer Distribution. A Participant may elect, in such manner as shall be prescribed by the Committee, to defer the date on which distribution of his or her Participant's Account is to commence; provided, however, that no such election shall be effective unless (x) the election would defer the date on which the distribution is to commence by at least 5 years, (y) the election is made at least 12 months prior to the date on which the distributions otherwise would have commenced, and (z) the election does not cause the date on which distributions are to commence to be later than the date specified in Section 6.1(a)(ii) hereof.

               (c) Distributions to Key Employees. Notwithstanding the foregoing, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Participant that is a Key Employee, before the date that is 6 months after the date of the Participant's Separation from Service or, if earlier, the date of the Participant's death or Disability, or as otherwise permitted without violating the requirements of 409(A)(a)(2) of the Code.

         6.2   Form of Distributions.

               (a) Form of Distributions. Distribution of the Participant's Account shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (i) a lump sum distribution, or (ii) in at least 24 but not more than 60 monthly installments. Each installment shall

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be equal to the value of the Participant's Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.

               (b) Changes to Forms of Distributions; Failure to Elect Form. A Participant may elect on a form provided by the Committee to change the form in which his or her Account is to be distributed under Section 6.2 and the most recent election made by the Participant shall apply with respect to each such Account. In no event, however, shall (i) any change in the Participant's election take effect until at least 12 months after the date on which the election is made, (ii) any election related to an In-Service Account be made less than 12 months prior to the date of the first scheduled payment with respect to that In-Service Account; or (iii) any election to defer the date on which any distribution is to be made be effective unless the first payment with respect to such election is made is deferred for a period of not less than 5 years from the date such payment otherwise would have been made. If a Participant fails to elect a form of distribution, then distribution shall be made in the form of a lump sum.

               (c) Small Account Balances. Notwithstanding anything to the contrary contained in this Section 6.2, in the event that the value of a Participant's Retirement Account as of the distribution date is less than the Minimum Distribution Amount, or the value of an In-Service Account as of the In-Service Distribution Date applicable to that In-Service Account is less than the Minimum Distribution Amount, distribution shall be made in the form of a lump sum. For purposes of this provision, the Minimum Distribution Amount shall be $10,000, or such lesser amount as shall not violate the requirements of
Section 409A of the Code.

         6.3 Payments to Beneficiaries. If a Participant dies before distribution of the entire vested portion of the Participant's Account has been made to him or her, any remaining vested amounts (including any remaining installments that otherwise would have been payable to the Participant under
Section 6.2(b), and the value of any unpaid In-Service Accounts), shall be distributed to the Participant's Beneficiary or Beneficiaries in a lump sum payment as soon as practicable after the Participant's death.

         6.4 Change in Control. If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control, the full value of the Participant's Account (including any remaining installments that otherwise would have been payable to the Participant under
Section 6.2(b)) shall be distributed as a lump sum to the Participant or to the Beneficiary or Beneficiaries of a deceased Participant, as soon as practicable (but in no event more than 6 months) following the Change in Control. In addition, any Employer Contributions that are required to be made for the benefit of a Participant after a Change in Control shall be distributed to the Participant or the Beneficiaries of a deceased Participant, as soon as practicable (but in no event more than 6 months) after the date on which the Employer Contributions are required to be credited to the Participant's Account. Also, as and when each distribution is required to be made of any amounts attributable to Employer Contributions required to be made pursuant to Section 3.1(a)(i) of this Plan (the "Employer Contribution Payments"), the Employer shall pay to the Participant an additional amount (a "Gross-Up Payment") such that after payment by the Participant of all taxes (including any income and excise tax) imposed upon the Gross-Up Payment, the Participant retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (a) the excise tax imposed upon the Employer Contribution Payments (the "Excise Tax Reimbursement"), (b) the income and excise taxes imposed on account of the Excise Tax Reimbursement, and (c) the

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product of any deductions disallowed because of the inclusion of the Gross-Up
Payment in the Participant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to (1) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (2) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         If and to the extent that it would not violate the requirements of
Section 409A, a Participant may elect at such time and in such manner as shall be determined by the Committee, that the provisions of this Section 6.4 that would accelerate the timing of the distribution of any amounts to the Participant or any Beneficiary of the Participant shall not be applicable and instead that distributions shall be made at the times otherwise provided in the
Article 6.

         6.5 Method of Distribution. Distribution of the Participant's Account shall be made in cash, based upon the valuation of such Account on the Accounting Date coincident with or immediately preceding the date of the distribution.

         6.6 Hardship Distributions. Upon the written request of a Participant and in the event the Committee determines that an "unforeseeable emergency" has occurred with respect to a Participant, the Participant may withdraw, in each case, the lesser of (i) the amount necessary to meet the emergency or (ii) the Participant's Account, reduced by applicable withholding taxes. For this purpose, an "unforeseeable emergency" shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant's property due to casualty, that is caused by an event beyond the control of the Participant and that would result in a severe financial hardship if the withdrawal were not permitted. The need to pay a Participant's child's tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

         6.7 No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations thereunder.

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                                    ARTICLE 7

                                 ADMINISTRATION

         7.1 Powers and Duties. The Committee generally shall be responsible for the management, operation, interpretation and administration of the Plan. The Committee shall:

               (a) Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;

               (b) Subject to Section 1.10 determine the names of those employees who are eligible to participate, and such other matters as may be necessary to enable payment under the Plan;

               (c) Construe all terms, provisions, conditions and limitations of the Plan;

               (d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan;

               (e) Determine the amount, manner and time of payment of any benefits hereunder and prescribe procedures to be followed by Participants to obtain benefits; and

               (f) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

         7.2 Agents. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

         7.3 Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his or her individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

         7.4 Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under the Plan or believes his or her benefits are incorrect, that Participant or Beneficiary (hereafter, a "Claimant") may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under the Plan. The Committee shall review the claim and respond within a reasonable period of time (which generally shall not exceed 60 days). However, if special circumstances require an extension of time to consider the claim, the Committee may extend the 60 day period up to a total of 120 days. If the Committee extends the 60 day period, the Claimant will be notified in writing as to the length of the extension and the special circumstances which necessitate the extension, including the date on

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which the Committee expects to render the determination. If the Committee makes an adverse determination as to the Claimant's claim, the Committee shall, within the time period described above, notify the Claimant in a writing setting forth, in a manner calculated to be understood by the Claimant:

                  (1)      the specific reasons for the adverse determination,

                  (2) the provisions of the Plan on which the determination is based,

                  (3) a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and

                  (4) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

         Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Committee. In connection with such appeal, the Claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall consider the Claimant's written presentation, as well as any evidence, facts or circumstances the Committee deems relevant. The Committee shall make a decision not later than 30 days after the Plan's receipt of a request for appeal, unless special circumstances (such as the need to hold a hearing, as determined by the Committee in its sole discretion) require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 60 days after receipt of a request for appeal. The Committee shall notify the Claimant prior to the expiration of the initial 30 day period if an extension is required. The notification shall indicate the special circumstances requiring the extension, and the date on which the Committee expects to render the determination on review. If the initial 30 day period is extended due to a Claimant's failure to submit information necessary to make the benefit determination on review, the period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

         Notification of the Committee's decision on appeal shall be provided to the Claimant in writing. If an adverse determination is made, the notification shall set forth, in a manner calculated to be understood by the Claimant:

                  (1)      the specific reasons for the adverse determination,

                  (2) reference to the specific Plan provisions on which the adverse determination is based,

                  (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits, and

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                  (4)      a statement that the Claimant may bring an action
                           under Section 502(a) of ERISA.

         7.5 Indemnification. The Company shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys' fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

         7.6 Participants Bound. Any action with respect to the Plan taken by the Committee or the Company or the Trustee or any action authorized by or taken at the direction of the Committee, the Company or the Trustees shall be final, binding and conclusive upon all Participants and beneficiaries entitled to benefits under the Plan in the absence of clear and convincing evidence that the Committee, Company or Trustee acted arbitrarily and capriciously.

         7.7 Receipts and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Committee and the Trustee relating to the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company or the Trustee to follow the application of such funds.

         7.8 Withholding or Deduction for Taxes. Anything in this Plan to the contrary notwithstanding, all payments or contributions required to be made, and all benefits required to be provided, shall be subject to the withholding of such amounts relating to taxes as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

         7.9 Exercise of Discretion. In exercising any discretion grant to them under the Plan, the Committee, the Board and the Company shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person, Participant or Beneficiary in a manner consistent with the treatment, any other Eligible Person, Participant or Beneficiary.

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

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Unfunded Plan. The obligations of an Employer under this Plan shall be paid from the general assets of that Employer and not from any particular fund. Participants shall have the status of general unsecured creditors of an Employer and the Plan constitutes a mere promise by that Employer to make benefit payments in the future. It is intended that this Plan shall constitute an "unfunded" plan for tax purposes and an "unfunded" plan for a select group of management or highly compensated employees under ERISA. If an Employer purchases any life insurance policies, or makes any other investments, such policies (and any amounts invested by that Employer therein) and any other investments of that Employer shall be subject to the claims of that Employer's creditors. The assets of the Trust also shall be subject to the Employer's creditors in the event of the Employer's Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any property of an Employer or the Trust.

         8.2 Impact on Other Executive Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Employer.

         8.3 Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the internal laws of the State of Florida, without regard to principles of conflicts of laws.

         8.4 No Assignment. The right to receive payment of any benefits under the Plan shall not be transferred, assigned or pledged, except by Beneficiary designation, by will, under the laws of decent and distribution, or as may be otherwise required by law.

         8.5 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

         8.6 Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

         8.7 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

         8.8 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Board; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination., or any rights of Messrs. Ponce and Ehler to receive any benefits (including without limitation any rights to have Employer Contributions made under Section 3.1(a), and distributions of amounts attributable to those Employer Contributions under Article 6 hereof) that have not as yet been contributed or distributed. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Board may require that the Accounts of all Participants and Beneficiaries (including, without limitation, any remaining benefits payable to Participants or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants or Beneficiaries with regard to the timing or form in which their benefits are to be paid. If and to the extent

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

that the Board does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants and Beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.

         8.9 No Employment Contract. This Plan does not constitute a contract of employment or impose on any Participant or the Employer any obligations to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.

         IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer effective as of the 23rd day of May, 2005.

                                        IMPERIAL INDUSTRIES, INC.


                                        By: /s/ Howard L Ehler, Jr
                                            ------------------------------------
                                            Name: Howard L. Ehler, Jr.
                                            Title:   Chief Operating Officer




















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